     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 24, 2021, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 60 (included in Invesco Unit Trusts, Taxable Income Series 548) as of February 28, 2021, and for each of the three years in the period ended February 28, 2021, and the financial highlights for the period from March 15, 2016 (date of deposit) through February 28, 2017 and for each of the four years in the period ended February 28, 2021, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-208248) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 24, 2021